Exhibit 10.6

English Translation of
Form of Non-disclosure and Non-competition Agreement

This Non-disclosure and Non-competition Agreement (“Agreement”) is entered on March 11, 3010 by and between the following parties:

Shenzhen Junlong Cultural Communication Co., Ltd. (Company)

Registered Address:

Legal representative:

And

Party B: [name of employee]

ID No.:

Contact Information:

Whereas:

A.

The Employee acknowledges that due to his employment by the Company (including training he receives from the Company from time to time), he may have full access to the Confidential Information (as defined below), and be familiar with the operation, business and outlooks of the Company and the clients, suppliers and other persons that have business relationship with the Company.

B.

The Employee acknowledges any unauthorized disclosure, use or disposal of the Confidential Information during the employment or after the employment will have negative impacts on the operations of the Company and will has irreparable loss and injury to the Company;

C.

The Employee agrees to maintain the confidentiality of such Confidential Information and not to engage in any business compete with the Company or its affiliated company according to the terms and conditions of this Agreement.

          After friendly discussions and negotiation, the parties have agreed to the following terms and conditions with respect to the confidentiality and non-competition:

I.	Definitions

          Unless otherwise required by the context of this Agreement, the following terms used in this Agreement shall have the meanings set forth below:

a.

“Confidential Information” shall mean any information of the Company or its Affiliates which is transferred or contained in any form related to the product, service, operation, confidential methods, training materials, plans or projections, financial information, proprietary mechanism and knowledge, system, techniques, formula, and current and prospective customer list and information, manual, training materials, plan or projections, financial information, proprietary knowledge, design rights, business secrets, business opportunity.

b.

“Competing Business” shall mean (1) business currently conducted or planned by the Company or any of its Affiliates; and (2) any other business that is same as or similar to, and which competes with the business of the Company or any of its Affiliates.

c.	“Competitor” shall mean any individual, corporation, partnership, joint venture, sole proprietary and other entities that engage in the Competing Business.

d.	“Territory” shall mean any geographic area where the Company or its Affiliates is or plans to conduct its business;

e.	“Period” shall mean the period of the employment of the Employer by the Company and one year from the termination of the employment;

f.	“Affiliate” shall mean any other affiliate that controls the Company, controlled by the Company or under common control with the Company.

II.	Confidentiality

A.

The Employee undertakes that during his or her employment hereunder he or she will maintain the strictest confidentiality of the Confidential Information of the Company and will return to the Employer all Confidential Information and copies thereof.

B.

The Employee undertakes that during the Period, he or she will not (a) disclose Confidential Information, whole or in part, to other employees of the Company or its Affiliates whose work does not involve Confidential Information; (b) to any Competitor; (c) to any other individual or entities other than for the interest of the Company, unless the disclosure is required by law, under which circumstance the disclosure shall be made strictly to the extent required.

III.	Non-Competition

A.

The Employee undertakes, that during the Period and within the Territory, she or he will not (a) invest or participate in the Competition Business, or establish any business which engages in the Competition Business; and (b) provide service to or disclose any Confidential Information to the Competition on behalf of him or herself or any third party as principal, licensor, licensee, principal, agent, employee, independent contractor, partner, lessor, shareholder, director or executive or otherwise.

B.

The Employee undertakes that, during the Period, he or she will not, directly or indirectly, solicit, induce, encourage or otherwise any officer or employee of the Company or its Affiliates to terminate their employment relationship with the Company or such Affiliate, or any customer, supplier, licensee, licensor other person or entity that have actual or potential business with the Company or the Affiliates to terminate or otherwise change the business relation with the Company or such Affiliate.

C.	The Employee undertakes that she or he has not entered into, and will not enter into, any oral or written agreement in conflict with the terms of this Agreement.

IV.	Consideration

A.

The Employee acknowledges that remuneration and other compensation and benefit that the Employee will received from the company from time to time constitute the entire consideration for her or his covenants in Section II and Section III of this Agreement.

V.	Performance

A.

The parties agree to perform this Agreement to the greatest extent permitted by law. If any portion of this Agreement that is held to be void, invalid or unenforceable, neither the validity nor the enforceability of the remaining provisions thereof shall thereby be affected.

VI.	Fairness

A.

The parties agree that the covenants contained in Section II and Section III of this Agreement are fair and reasonable with regard to scope and nature and is reasonably required by the Company to protect of business.

VII.	Liability for Breach

A.

The Employee recognizes that any breach of this Agreement shall cause irreparable loss to the Company and/or the Affiliates which may not be sufficiently compensated in money obtained through litigation. The Employee agrees that the Company and/or the Affiliates are entitled to prevent the breach of the Contract through interim restraining order, forbidding order, specific performance of the Contract, and other remedies. However, this article shall not be constructed as waiver by the Company and/or the Affiliates of rights for compensation or other remedies.

VIII.	Revision and Assignment of Contract

A.

The contract shall constitute the complete agreement and understanding of the subject of the Contract between both parties. The Contract shall not be revised, supplemented, or assigned without written consent by both parties.

	B.	The Employee shall not assign the obligation or interest under or arising from the Contract.

IX.	Governing Law and Dispute Resolution

	A.	The contract shall be governed and constructed under the law of the People’s Republic of China.

B.

Both parties shall resolve the disputes arising from or in connection with the Contract through amicable negotiation. If the negotiation fails, the disputes shall be submitted to China International Economic and Trade Arbitration Commission through arbitration according to its rules and procedures in [Beijing/Shanghai]. During the arbitration, both parties shall take every possibility to continue performance of the remaining part of Contract which is outside the dispute.

X.	Duplicate

The contract shall be signed in two duplicates. Each of the parties holds one with equal effectiveness.

IN WITNESS WHEREOF, Both parties shall execute the Contract as of the date first set forth above.

Company Chop: ________________________

Authorized Representative: ________________

Employee: _____________________________

ID Number: ____________________________

Domicile: ______________________________